ANNUAL REPORT 2011

Fellow Shareholders:

We had four priority objectives for 2011. The first was to position the portfolio for liquidity events. The second was to maintain a pipeline of investment opportunities for the future growth of the company. The third was to increase our investment income primarily through increasing our venture debt business. The fourth was to end the year with an enhanced combination of primary and secondary liquidity. We accomplished these goals in 2011.

We had five liquidity events in 2011. On February 2, 2011, NeoPhotonics Corporation (NYSE: NPTN) completed its initial public offering (IPO). On March 4, 2011, BioVex Group, Inc., was acquired by Amgen, Inc. for $425 million in an upfront payment and $575 million in potential milestone payments, for a total sale price potential of $1 billion. On May 27, 2011, Solazyme, Inc., (NASDAQ: SZYM) completed its IPO. On July 21, 2011 Innovalight, Inc., was purchased by DuPont for an undisclosed amount. On December 28, 2011, Crystal IS, Inc., was acquired by Asahi Kasei Group for an undisclosed amount. We continue to hold all of our shares of both NeoPhotonics and Solazyme as of March 14, 2012.

Additionally, in 2011, our portfolio companies increased their revenue, in aggregate, to $424 million as of December 31, 2011, from $380 million as of December 31, 2010. This 12 percent increase is substantially smaller than the 42 percent increase from $267 million in revenue in 2009 to $380 million in revenue in 2010, but the 2011 revenue numbers do not include revenue from Crystal IS, Innovalight, Polatis and Questech, as these investments were sold in 2011. Three of our four new initial investments in 2011 were early-stage companies and do not have significant revenue as of December 31, 2011. In 2011, our late-stage companies NeoPhotonics, Solazyme, Bridgelux, Metabolon and Xradia all had record years of revenue. Of our private companies, Bridgelux increased its revenue by 89.97 percent; Metabolon increased its revenue by 32.49 percent and Xradia increased its revenue by 30.85 percent.

We made four new investments in 2011. These included PWA, Champions Oncology, Senova Systems and HzO. We continue to invest in high-quality nanotechnology-enabled companies to fill our pipeline. We announced our first new initial investment in 2012, in OpGen, Inc., on March 7, 2012.

We generated income to offset expenses. Our interest income increased to $702,765 as of December 31, 2011, from $446,038 as of December 31, 2010, partially reflecting our increasing involvement in venture debt. Additionally, in the fourth quarter of 2011 and into 2012, we had the opportunity to sell covered call options on our positions in publicly traded portfolio companies. These transactions contributed positively to our cash flows yielding approximately $580,000 in cash to Harris & Harris Group.

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Primary and secondary liquidity increased to $65,368,303 as of December 31, 2011 from $42,079,934 as of December 31, 2010. Primary liquidity is comprised of cash and certain receivables totaling $33,910,442 as of December 31, 2011. Secondary liquidity is comprised of the stock of publicly traded companies. As of December 31, 2011, secondary liquidity was $31,457,861.

We believe 2011 will be remembered as our springboard year. In the world’s largest corporations, nanotechnology has solidified itself as an enabler of transformative products. At Harris & Harris Group, we have developed a unique ecosystem around commercializing nanotechnology, around intellectual property, around high-quality deal flow and around corporate and financial partners. We believe this unique ecosystem will be difficult to replicate for those entering now, and we believe it will provide us and our shareholders with a competitive advantage over the coming decades.

On page 48 of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our annual report on Form 10-K for the year ended December 31, 2011, we present a chart depicting the different stages of our current portfolio companies.

Between 2012 and 2014, we currently believe the remainder of the late stage companies that are not already public could reach a liquidity event through an IPO or a sale. During the same time period, we currently believe that more than 75 percent of our mid-stage companies could be in a position to complete transactions that create liquidity for our investments in those companies. On page 45 of our MD&A, we state, “In the first quarter of 2012, one of our portfolio companies received a non-binding letter of interest for the potential acquisition of the company.” In the following paragraph, we also state, “Also in the first quarter of 2012, three of our portfolio companies have commenced planning for and/or began the process of hiring bankers to pursue potential sales and/or IPOs of those companies.” These efforts remain ongoing, and there can be no assurance that any of these companies will be able to consummate either type of transaction.

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It is important to manage Harris & Harris Group to maximize the value of our investments, and we and the other investors may decide that any of these potential liquidity events are not in the best interest of the companies. Additionally, there is still tremendous uncertainty in both the macro-economic environment and in the investment community that could cause these companies to postpone any form of liquidity event. We do not expect all of these events to result in positive investment returns for Harris & Harris Group.

Harris & Harris Group is and will remain an early-stage, active investor in transformative nanotechnology companies. We have assembled a team that has the unique ability to identify and diligence the network of discoveries that come from understanding science at the nanoscale. This understanding continues to place us at the center of the discoveries impacting some of the most important sectors and industries of the economy, and we believe the progress of our portfolio evidences this impact. We believe we have completed the first decade of nanotechnology commercialization and that the following two decades will be where nanotechnology diffuses through multiple sectors of our economy transforming the industries it impacts.

Looking forward, our high-level objective is to increase assets under management to provide us the capability to invest $10 to $15 million per investment instead of $5 to $7 million, currently. We believe this is the most effective means to influence growth in net asset value per share over the long term. Beginning in the second half of 2011 and through 2012, we expect our expenses to increase incrementally as we explore alternative means for increasing assets under management by potentially raising one or more third-party funds. We are exploring these alternatives because we believe it provides a way to increase assets under management without selling additional shares of common stock of Harris & Harris Group and because the time frame of these third party funds better matches the maturity of our venture capital investments as opposed to the time frame of most institutional public market investors in micro-capitalization companies.

If you were not able to attend our Meet the Portfolio Day on March 13, 2012, please watch the webcast that can be accessed on our website at http://ir.hhvc.com/events.cfm. It was our largest such event to date with 100 attendees present. It was an exciting morning of presentations from 10 of our 27 equity-focused portfolio companies. It was difficult to listen to these companies without being excited for the future of nanotechnology and for these companies. That same day, we announced the launch of our new website, Facebook page, blog, YouTube channel and logo. The videos available can be accessed at http://www.youtube.com/user/HHVCPortfolioVideos/videos?view=pl. These videos present an accessible format for learning more about the companies, their technologies and their corporate partners. Please take some time to explore what is new on our website at www.hhvc.com.

Finally, on January 17, 2012, we were in San Francisco to shoot a video that will be aired on PBS throughout 2012. The video includes Bridgelux, Solazyme and Kovio in addition to Harris & Harris Group. We received the final version and have been informed that it should air beginning in 6 to 8 weeks. We own the content, and we will make it available on our website after final approval has been granted.

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Thank you for your support of Harris & Harris Group. We have many shareholders that have been part of Harris & Harris Group for many years. We thank you for your loyalty, and we are working as hard as we can to increase the value of the company and maintain your trust. Please join us on March 16th at 10 a.m. EDT for our quarterly call reporting on our financials for our fiscal year ended December 31, 2011.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Alexei A. Andreev	Misti Ushio
Executive Vice President and Managing Director	Executive Vice President and Managing Director

March 15, 2012

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.youtube.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group is not responsible for the contents of third party websites.

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